UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report:  July 31, 2012

Golden Eagle International, Inc.
(Name of registrant as specified in its charter)

Colorado	0-23726	84-1116515
State of Incorporation	Commission File Number	IRS Employer Identification No.

9653 South 700 East, Salt Lake City, Utah 84070
Address of principal executive offices

801-619-9320
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 27, 2012, our Board of Directors terminated Terry C. Turner, without cause, and appointed Tracy A. Madsen as the Company’s President and Chief Executive Officer.  Mr. Turner will remain as Chairman of the Board of Directors.  Mr. Madsen has served as the Company’s Chief Financial Officer, Secretary and Treasurer since February 13, 2003 and as the Vice President US Administration since November 12, 2003.  Mr. Madsen will remain in those positions as well as act as the Company’s President and CEO.

On July 27, 2012, in accordance with the termination of Terry C. Turner as the Company’s President and Chief Executive Officer, the Company executed a Promissory Note and Security Agreement in the amount of $350,000 in favor of Mr. Turner.  Mr. Turner agreed to accept the Promissory Note in lieu of payment of severance due to him within 60 days after his termination.  The Promissory Note matures on July 27, 2013 and is subject to acceleration upon the occurrence of certain events listed therein.  The Promissory Note is secured by the Company’s Gold Bar Mill property located in Eureka, Nevada.

On July 27, 2012, upon appointment of Tracy A. Madsen, the Board and Mr. Madsen entered into an amendment to Mr. Madsen’s Executive Employment Agreement, dated October 7, 2009, revising the positions held by Mr. Madsen, increasing his salary and extending the term.

On July 27, 2012, our Board of Directors accepted the resignations of Harlan M. DeLozier II and Alvero Riveros Tejada as directors of the Company. In their resignations, neither Mr. DeLozier or Riveros expressed any disagreement with management or disclosure issues.

On July 27, 2012, our Board of Directors appointed Mr. Madsen and Mark A. Bogani as directors of the Company.  Mr. Bogani is the Manager of Gulf Coast Capital, LLC. Gulf Coast has recently increased its shareholdings of the Company to 42.75% of the outstanding stock of the Company.

The Company has provided Messrs. Turner, DeLozier, and Riveros with a copy of the disclosure in this Form 8-K and none have expressed any intention to provide the Company with any written response.

Section 9 - Financial Statements and Exhibits

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

10.1                      Amendment to Executive Employment Agreement (Madsen)

10.2                      $350,000 Promissory Note and Security Agreement in favor of Mr. Turner

10.3                      Agreement and General Release with Mr. Turner

99.1.                      Letter of Resignation Harlan M. DeLozier II

99.2.                      Letter of Resignation Alvaro Riveros Tejada

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of July, 2012.

Golden Eagle International, Inc.

By: /s/ Tracy A. Madsen
Tracy A. Madsen,
President and Chief Executive Officer